Exhibit 10.1

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT, dated as of March 22, 2009, by and between The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and Dona D. Young (“Consultant”).

WHEREAS, Consultant has served as the Chairman and Chief Executive Officer of the Company since 2003, as President of the Company since 2000, and in other positions with the Company and its affiliates since 1980; and

WHEREAS, Consultant has determined to retire from employment with the Company, on April 15, 2009 (the “Retirement Date”); and

WHEREAS, the Company wishes to continue to avail itself of Consultant’s knowledge, expertise and experience for a transition period by appointment of Consultant as a consultant to provide services that are helpful to the operation of the Company’s business; and

WHEREAS, Consultant is willing to serve as a consultant to the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Consultant agree as follows:

1. Consulting Services. During the period beginning on the day after the Retirement Date and continuing until April 15, 2010 (the “Consulting Period”), Consultant shall personally provide to the Chief Executive Officer of the Company (“CEO”) or the Board of Directors (the “Board”) such consulting services as either the Chief Executive Officer or the Board may reasonably request from time to time. Such consulting services shall relate to the transition of Consultant’s duties and responsibilities as in effect prior to the Retirement Date to her successor as CEO, and to such other matters as are appropriate for the former Chief Executive Officer of the Company.

2. Time, Location and Maximum Commitment. The Company and Consultant shall mutually agree on the time and location at which she shall perform consulting services hereunder, subject to the right of the Company to reasonably request by advance written notice to Consultant that such services be performed at a specific time and at a specific location. The Consultant shall honor any such request unless she has a conflicting business or personal commitment that would preclude her from performing such services at the time and/or place requested by the Company, and in such circumstances the parties shall make reasonable efforts to arrange a mutually satisfactory alternative. The Company shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity of Consultant. It is not intended and in no event shall Consultant be required to perform services for the Company hereunder at a level that would require Consultant to devote to such services twenty percent (20%) or more of the average level of bona fide services performed by Consultant while an employee of the Company over the 36 month period immediately preceding the Retirement Date (the “Maximum Commitment”). The Company and Consultant acknowledge that they have established the Maximum Commitment so that Consultant will have incurred a separation from service as of the Retirement Date pursuant to, and in accordance with the regulations promulgated under, Section 409A of the Internal Revenue Code of 1986, as amended, and will act accordingly.

3. Status. Consultant shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates, and shall not have the power or authority to contract in the name of or bind the Company. As an independent contractor, Consultant may perform services for others. Consultant shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to her hereunder. Consultant shall not, by reason of the services performed hereunder, be entitled to participate in any employee benefits plan or fringe benefit or perquisite program made available to any employee or officer of the Company. Nothing in this Agreement shall be construed to limit the rights of Consultant to receive any benefits or compensation otherwise payable to Consultant in respect of her prior services as an officer and employee of the Company under the express terms and conditions of any agreement between her and the Company or the applicable terms and conditions of any employee benefit plan, program or arrangement.

4. Consulting Fees. In respect of the services to be performed hereunder, the Company shall pay Consultant the amount of $300,000, in two installments, the first payable on the Retirement Date and the second payable on October 15, 2009; provided that, Consultant shall be required to repay a pro-rated portion of the consulting fee promptly upon demand by the Company should Consultant refuse to provide the services required of her hereunder, after written demand for performance is made by the Company. In addition, within 30 days following the end the Consulting Period (or such earlier date as the Board shall determine), the Company may (but is not required to) award Consultant a discretionary bonus, in such amount as the Board shall determine based on the value of the services provided by Consultant to the Company during the Consulting Period.

5. Equipment, Office Space and Support Services. During the Consulting Period, the Company shall continue to provide Consultant with the same personal business equipment and services (e.g., blackberry, home fax, home phone line, access to the Company email system) as were made available to her to assist in the performance of her services outside the office immediately prior to the Retirement Date. During the Consulting Period, the Company shall provide Consultant with an office and secretarial and other support services, in each case, as shall be necessary or appropriate for Consultant to perform the consulting services required of her hereunder.

6. Expenses. The Company shall also pay or reimburse Consultant for such reasonable expenses incurred by Consultant in the course or on account of rendering consulting services hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by senior officers of the Company, as in effect on the date hereof.

7. Confidential Information. Consultant understands and agrees that in the course of her services hereunder she will acquire and/or have access to confidential information, trade secrets, proprietary data and/or non-public information concerning the business, professional and/or personal affairs, activities and operations of the Company, the Company’s subsidiaries and affiliates and/or the officers, employees and/or representatives of any of them (collectively, the “PNX Companies”) and the PNX Companies’ plans, methods of doing business and practices and procedures, as well as confidential information disclosed to PNX Companies from time to time by third parties, any or all of which shall be referred to herein as the “Confidential Information.” Without the prior written consent of a duly authorized officer of the Company, and except to the extent required in connection with the performance of her duties hereunder, by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Consultant shall not disclose to any Confidential Information to any third person, unless such Confidential Information has been previously disclosed to the public by the Companies or has become public knowledge other than by Consultant’s breach of this Agreement or any other agreement with the Company by which she may be bound. The Consultant’s duties and obligations under this paragraph 7 are in addition to, and not intended to supersede, limit, amend or otherwise modify any existing covenant made by Consultant in favor of the Company in connection with, as a condition of, or pursuant to the terms of any agreement entered during the term of, her employment with the Company, whether pertaining to the preservation of confidential information or otherwise.

8. Intellectual Property. Consultant agrees that all intellectual property, including, but not limited to, all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Consultant during the Consulting Period, either individually or in collaboration with others, that relate to, and are part of, the services provided by Consultant hereunder, shall belong to and be the sole property of the Company. Consultant further agrees that all rights in all works prepared or performed by Consultant pursuant to this Agreement shall belong exclusively to the Company and shall constitute “works made for hire” for purposes of copyright law. The Consultant hereby assigns to the Company her entire right, title and interest in any invention or idea, patentable or not, conceived, discovered or made by her during the Consulting Period (whether alone or with others and whether or not on the Company’s premises) covered by the foregoing.

The provisions of this Section shall not be construed to assign to the Company any of Consultant’s rights in any work, concept, invention or idea for which no equipment, supplies, facilities, or trade secret information of the Company was used, that was developed entirely on Consultant’s own time, and that does not relate at the time of conception or reduction to practice of the invention to the Company’s business or to the Company’s actual or demonstrably anticipated research or development; or does not result from any work performed by Consultant for the Company.

9. Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless Consultant (including the advancement of legal fees) with regard to Consultant’s good faith action or inaction pursuant to this Agreement and cause Consultant to be covered, in respect of her services hereunder, by any insurance policy providing indemnity coverage for its corporate officers and directors, in each case, to the same extent as, and subject to the same conditions as apply to, its corporate officers and directors.

10. Miscellaneous. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of the Company, which consent the Company may withhold in its sole discretion. Without the written consent of Consultant, the Company may not assign all or any portion of this Agreement at any time to any of its affiliates or to any other person. This Agreement may only be amended by a written instrument signed by the Company and Consultant. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Consultant with respect to the provision of consulting services by the Consultant to the Company. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by the laws of Connecticut, without reference to the principles of conflicts of law.

IN WITNESS, WHEREOF, the parties have executed this Agreement as of the day first written above.

THE PHOENIX COMPANIES, INC.

/s/ Bonnie Malley
By:	Bonnie Malley
Title:	EVP, HR

DONA D. YOUNG

/s/ Dona D. Young

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